Exhibit 31

CERTIFICATION

I, Stephen Linehan, certify that:

1.             I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report of Onyx Acceptance Owner Trust 2005-B;

2.             Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.             Based on my knowledge, the servicing information required to be provided to the Indenture Trustee by the Servicer under the Sale and Servicing Agreement for inclusion in these reports is included in these reports;

4.             Based on my knowledge and upon the annual compliance statement included in the reports and required to be delivered to the Indenture Trustee in accordance with the Sale and Servicing Agreement, and except as disclosed in the reports, the Servicer has fulfilled its obligations under the Sale and Servicing Agreement; and

5.             The reports disclose all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards based upon the report provided by an independent accountant, after conducting a review in compliance with the standards established by the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing, or similar, agreement, that is included in these reports.

Date: March 30, 2006	By:	/s/ Stephen Linehan
Stephen Linehan
Assistant Vice President
Onyx Acceptance Financial Corporation